Exhibit 99.2

AMI TopCo, Inc. and Subsidiaries

Consolidated Financial Statements

June 30, 2026 and December 31, 2025

(Unaudited)

AMI TopCo, Inc. and Subsidiaries

Consolidated Financial Statements

June 30, 2026 and December 31, 2025

Table of Contents

Pages
Consolidated Balance Sheets	1
Consolidated Statements of Operations	2
Consolidated Statements of Comprehensive Loss	3
Consolidated Statements of Changes in Equity	4-5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7-26

AMI TopCo, Inc. and Subsidiaries

Consolidated Balance Sheets

	Notes	June 30, 2026 (Unaudited)	December 31, 2025 (Audited)
Assets
Current assets
Cash and cash equivalents	2(n)	$30,274,536	$37,775,933
Restricted cash	2(n)	2,184,514	17,628
Accounts receivable and contract assets, net of allowance for credit losses of $324,373 and $288,157 at June 30, 2026 and December 31, 2025, respectively	12	50,690,813	42,851,626
Inventories, net of allowances for obsolete inventory of $186,681 and $6,671 at June 30, 2026 and December 31, 2025, respectively		144,924	375,597
Prepaid expenses and other current assets	3	3,364,761	2,870,401
Short-term investments		250,000	250,000

Total current assets		86,909,548	84,141,185

Restricted cash, net of current portion	2(n)	28,133	19,855
Property and equipment, net	4	5,573,083	3,788,094
Operating lease right-of-use assets	9	12,267,275	9,050,598
Developed technology, net	5	73,866,101	78,277,108
Trademarks, net	5	10,994,304	11,404,016
Customer relationships, net	5	262,346,520	278,101,238
Goodwill	5	211,887,395	211,887,395
Deferred taxes, net		766,594	783,314
Other assets		1,164,563	852,082

Total assets		$665,803,516	$678,304,885

Liabilities and Equity
Current liabilities
Current portion of long-term debt, net of current unamortized deferred financing costs	6	$1,367,601	$1,367,601
Current portion of operating lease liabilities	9	1,908,873	2,071,424
Current portion of contract liabilities	12	27,810,414	25,209,733
Accounts payable		5,335,934	5,796,212
Income tax payable		4,116,994	5,393,525
Accrued expenses and other current liabilities	7	17,879,966	23,984,407

Total current liabilities		58,419,782	63,822,902

Long-term debt, net of unamortized deferred financing costs and less current portion	6	262,918,336	263,607,818
Deferred tax liability		20,616,598	26,450,461
Operating lease liabilities, net of current portion	9	11,040,677	7,363,747
Contract liabilities	12	5,147,833	4,777,140
Other liabilities	8	2,010,046	2,154,807

Total liabilities		360,153,272	368,176,875

Shareholders’ equity
Preferred stock, $.01 par value, 1,000 shares authorized, none issued and outstanding		—	—
Series A, Common stock, $0.01 par value, 360,000 shares authorized, 337,185.40 issued and outstanding as of June 30, 2026 and December 31, 2025		3,372	3,372
Series B, Common stock, $0.01 par value, 40,000 shares authorized, 70.13 issued and outstanding as of June 30, 2026 and December 31, 2025		1	1
Additional paid in capital		340,475,732	339,790,450
Accumulated deficit		(34,032,414)	(29,323,471)
Accumulated other comprehensive deficit		(796,447)	(342,342)

Total equity		305,650,244	310,128,010

Commitments and contingencies	16

Total liabilities and equity		$665,803,516	$678,304,885

See accompanying notes to consolidated financial statements.

AMI TopCo, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

		Six Months ended June 30,
	Notes	2026	2025
Revenues	12	$102,256,226	$92,541,142
License		66,502,548	49,785,769
Professional services		21,670,019	27,630,327
Hardware		14,083,659	15,125,046
Cost of revenue (exclusive of depreciation and amortization)
Cost of product		11,174,439	11,267,050
Cost of services (exclusive of depreciation and amortization)		22,193,580	20,319,637
Operating expenses
Research and development expenses		20,582,589	17,784,470
Selling, general and administrative expenses		22,071,394	18,327,014
Depreciation and amortization		21,781,184	21,757,225
Interest expense, net	13	12,762,038	14,002,178
Other (income), net	14	(375,958)	656,161

Total costs and expenses		110,189,266	104,113,735

Loss before income taxes		(7,933,040)	(11,572,593)
(Benefit) provision for income tax	11	(3,224,097)	(2,365,430)

Net loss of AMI TopCo, Inc. and Subsidiaries		$(4,708,943)	$(9,207,163)

See accompanying notes to consolidated financial statements.

AMI TopCo, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(Unaudited)

	For the six months ended June 30, 2026	For the six months ended June 30, 2025
Net loss attributable to AMI TopCo, Inc. and Subsidiaries	$(4,708,943)	$(9,207,163)
Actuarial (loss) gain including settlements on retirement benefit plans, net of taxes	27,185	(45,842)
Foreign currency translation adjustments	(481,290)	536,070

Other comprehensive (loss)	(454,105)	490,228

Total comprehensive (loss)	$(5,163,048)	$(8,716,935)

See accompanying notes to consolidated financial statements.

AMI TopCo, Inc. and Subsidiaries

Consolidated Statements of Changes in Equity

(Unaudited)

	Series A Common Stock		Series B Common Stock		Additional Paid-in capital	Accumulated deficit	Accumulated Other comprehensive deficit	Total equity
	No. of shares	Par value	No. of shares	Par value
Balance as at December 31, 2025	337,185.40	$3,372	70.13	$1	$339,790,450	$(29,323,471)	$(342,342)	$310,128,010

Share-based compensation expense	—	—	—	—	685,282	—	—	685,282
Net (loss)	—	—	—	—	—	(4,708,943)	—	(4,708,943)
Other comprehensive (loss)	—	—	—	—	—	—	(454,105)	(454,105)

Balance as at June 30, 2026	337,185.40	$3,372	70.13	$1	$340,475,732	$(34,032,414)	$(796,447)	$305,650,244

See accompanying notes to consolidated financial statements.

AMI TopCo, Inc. and Subsidiaries

Consolidated Statements of Changes in Equity

(Unaudited)

	Series A Common Stock		Series B Common Stock		Additional Paid-in capital	Accumulated deficit	Accumulated Other Comprehensive deficit	Total equity
	No. of shares	Par value	No. of shares	Par value
Balance as at December 31, 2024	337,185.40	$3,372	70.13	$1	$337,510,348	$(15,309,078)	$(223,078)	$321,981,565

Share-based compensation expense	—	—	—	—	1,340,027	—	—	1,340,027
Net (loss)	—	—	—	—	—	(9,207,163)	—	(9,207,163)
Other comprehensive (loss)	—	—	—	—	—	—	490,228	490,228

Balance as at June 30, 2025	337,185.40	$3,372	70.13	$1	$338,850,375	$(24,516,241)	$267,150	$314,604,657

See accompanying notes to consolidated financial statements.

AMI TopCo, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Cash flows from operating activities
Net loss	$(4,708,943)	$(9,207,163)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	21,781,184	21,757,225
Deferred income taxes	(5,870,812)	(4,560,409)
Share-based compensation expense	685,282	1,340,027
Allowance for credit losses	45,548	(36)
Amortization of debt issuance cost	685,519	685,518

	12,617,778	10,015,162

Changes in operating assets and liabilities
Accounts receivable and contract assets	(7,884,735)	(6,121,789)
Operating lease right-of-use assets, prepayments, other current assets and other assets	(4,020,259)	(1,240,623)
Inventories	230,673	(44,541)
Accounts payable	(460,278)	1,252,202
Operating lease liability, accrued expenses, other current liabilities, pension benefits and other liabilities	(2,707,637)	(5,771,626)
Income tax payable	(1,276,531)	279,338
Contract liabilities	2,971,374	3,838,299

Net cash provided by (used in) operating activities	(529,615)	2,206,422

Cash flows from investing activities
Purchases of property and equipment	(3,077,075)	(783,522)

Net cash (used in) investing activities	(3,077,075)	(783,522)

Cash flows from financing activities
Repayments of revolver loan	—	(9,500,000)
Repayment of long term debt	(1,375,000)	(687,500)

Net cash (used in) provided by financing activities	(1,375,000)	(10,187,500)

Net increase in cash and cash equivalents	(4,981,690)	(8,764,600)
Effect of exchange rate changes on cash and cash equivalents	(344,543)	250,078
Cash and cash equivalents and restricted cash at the beginning of period	37,813,416	21,399,234

Cash and cash equivalents and restricted cash at the end of period	$32,487,183	$12,884,711

Cash payments for income taxes	$(5,891,496)	$(2,153,348)
Cash payments for interest expenses	$(12,124,645)	$(13,726,599)

See accompanying notes to consolidated financial statements.

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

1 Organization and nature of operations

AMI TopCo, Inc., along with its subsidiaries, is headquartered in Georgia, United States and is engaged in the design, development, sale, and support of dynamic firmware solutions for the global computer marketplace. The Company sells its products, principally to Original Design Manufacturers (“ODMs”), Original Equipment Manufacturers (“OEMs”), and Cloud Service Providers (“CSPs”) to the data center, cloud, embedded, and client markets, spanning key global markets including North America, Asia, and Europe.

AMI TopCo, Inc. (“Company”), a Delaware corporation, was incorporated on August 23, 2024 to acquire, through its subsidiary AMI Buyer, Inc., from AMI CaymanCo Ltd (“Seller”), the outstanding common stock of AMI US Holdings, Inc., which further holds a controlling stake in seven entities along with their branches in Japan, Korea, and Taiwan (“AMI”).

On August 30, 2024, AMI Buyer, Inc. (the “Acquirer”) entered into a Stock Purchase Agreement with the Seller for transfer of 100% of the outstanding common stock of AMI US Holdings, Inc., a Delaware corporation (“Acquiree” and the “Predecessor”). On the Closing Date, October 17, 2024, AMIBuyer, Inc. completed the acquisition for a final purchase price of $604.7 million, which resulted in change of control over the Acquiree and all of its subsidiaries. Upon consummation of the Closing of the Acquisition, the Company through its ownership in AMI Buyer, Inc., became the Holding Company of (a) AMI US Holdings, Inc.; (b) AMI New US LLC; (c) AMI HK HoldCo Limited; (d) American Megatrends International GmbH; (e) American Megatrends International, LLC; (f) American Megatrends Information Technology (Kunshan) Co., Ltd.; (g) AMI India US LLC; (h) American Megatrends International India Pvt. Ltd. and their branches. The Company along with all these acquired entities and their branches is referred to as “Successor” and/or “Group” and each separate entity is individually referred to as “Group Entity”.

The Acquisition established a new accounting basis for AMI. The fair value of AMI’s assets and liabilities were recorded as of the Acquisition Date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 805, Business Combinations. Those amounts differed materially from the recorded values of AMI’s assets and liabilities reflected in its historical consolidated financial statements of AMI Cayman HoldCo Ltd., the previous holding company under AMI CaymanCo Ltd. As a result of the application of the acquisition method of accounting, the Company’s consolidated balance sheets and consolidated statements of operations subsequent to October 17, 2024, will not be comparable in many respects to AMI’s consolidated balance sheets and consolidated statements of operations prior to the Acquisition.

Accordingly, the consolidated financial statements for the financial period ended June 30, 2026 and 2025 represent the results of operations and the financial position of the Company whereas the comparative figures for the preceding financial year ended December 31, 2024 are shown as comprising of Predecessor period (January 1, 2024 to October 17, 2024) representing the results of operations of AMI US Holdings, Inc. and subsidiaries prior to the Acquisition and the Successor period (October 18, 2024 to December 31, 2024) representing the results of operations and the financial position of the Company subsequent to the completion of the acquisition, and have been separated by a black line within these consolidated financial statements.

The acquisition was treated as a business combination under ASC 805, Business Combinations, and the identifiable assets acquired, and liabilities assumed were measured at the acquisition date fair value under ASC 820, Fair Value Measurement. See note 3 for further details regarding the acquisition.

As used throughout the consolidated financial statements, predecessor refers to AMI US Holdings, Inc. and subsidiaries, successor refers to AMI TopCo, Inc. and subsidiaries as detailed in note 2(a) below and “we,” “our,” or “the Company” refers to both predecessor and successor entities.

2 Summary of significant accounting policies

(a) Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The accompanying consolidated financial statements reflect all adjustments that management considers necessary for a fair presentation of the results of operations for these periods. The Company’s reporting currency is United States Dollar (‘$’ or ‘USD’).

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

The accompanying consolidated financial statements have been prepared on a consolidated basis and reflect the financial statements of AMI TopCo, Inc., and its majority owned and controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements include the accounts of the following entities:

For the period-ended June 30, 2026 and the year ended December 31, 2025

i.	AMI TopCo Inc.
ii.	AMI Intermediate II, Inc.
iii.	AMI Intermediate, Inc.
iv.	AMI Buyer, Inc.
v.	AMI US Holdings, Inc.
vi.	AMI New US LLC
vii.	AMI HK HoldCo Limited
viii.	American Megatrends International GmbH
ix.	American Megatrends International, LLC
x.	American Megatrends Information Technology (Kunshan) Co., Ltd.
xi.	AMI India US LLC
xii.	American Megatrends International India Pvt. Ltd.

(b) Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses in the consolidated financial statements and accompanying notes. Estimates are based on historical experience, where applicable, and other assumptions which management believes are reasonable under the circumstances. On an ongoing basis, the Company evaluates its estimates, including those related to the measurement of lease liabilities and right of use assets applied in lease accounting, revenue recognition on fixed price service contracts, fair values of other financial instruments, measurement of defined benefit obligations, valuation of intangible assets and goodwill, useful lives of property and equipment, useful lives of intangible assets, inventory, allowance for expected credit losses, valuation allowance of deferred tax assets, income tax uncertainties and other contingencies and commitments. These estimates are inherently subject to judgment and actual results could differ from those estimates.

Although these estimates and assumptions are based upon management’s best knowledge of current events and actions, actual results could differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

(c) Functional currency and translation

The Company’s consolidated financial statements are reported in USD. The functional currency of each entity in the Company is its respective local currency except, for AMI HK HoldCo Limited where the local currency is not representative of the functional currency and therefore USD is the functional currency. The translation of the functional currencies of the respective subsidiaries into USD is performed for balance sheet accounts using the exchange rates in effect as of the balance sheet date and for revenues and expense accounts using a monthly average exchange rate prevailing during the respective periods. The gains or losses resulting from such translation are reported as currency translation adjustments under other comprehensive deficit, net, under accumulated other comprehensive loss as a separate component of equity.

Transactions of each subsidiary in currencies other than the subsidiary’s functional currency are translated into the respective functional currencies at the average monthly exchange rate prevailing during the period of the transaction. Monetary assets and liabilities of each subsidiary denominated in currencies other than the subsidiary’s functional currency are translated into their respective functional currency at the rates of exchange prevailing at the balance sheet date. The gains or losses resulting from foreign currency transactions are included in the consolidated statements of operations.

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

(d) Allowance for credit losses

The Company records an allowance for credit losses (ACL) under Subtopic 326-20 Financial Instruments – Credit Losses-measured at amortized cost for the current expected credit losses (CECL) inherent in its financial assets measured at amortized cost and contract assets. The ACL is a valuation account deducted from the amortized cost basis to present the net amount expected to be collected. The estimate of expected credit losses includes expected recoveries of amounts previously written off as well as amounts expected to be written off.

The estimate of expected credit losses is based on the Company’s historical loss experience, adjusted for current and reasonable and supportable forecasts of economic conditions and other pertinent factors affecting the Company’s customers such as known credit risk or industry trends. The allowance is estimated over the contractual term of the financial asset adjusted for expected prepayments. The Company does not have any off-balance-sheet credit exposures.

Subsequent changes (favorable and unfavorable) in expected credit losses each period are recognized immediately in net income/loss as a credit loss expense or a reversal of credit loss expense.

Trade accounts receivable

The Company uses an aging schedule to estimate the ACL for trade accounts receivable. This method categorizes trade receivables into different groups based on industry and the number of days past due. Past due status is measured based on the number of days since the payment due date. The trade receivables are evaluated individually for expected credit losses if they no longer share similar risk characteristics.

The Company maintains an allowance for credit losses for estimated losses incurred in its accounts receivable. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Company’s customers’ financial condition, payment patterns and current receivables aging. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Contract assets

The Company determines the ACL for contract assets using estimates of probability of customer default and loss given default percentages applied to estimated exposure at default.

When measuring expected credit losses, the Company considers customers’ historical payment patterns, customers’ credit ratings as published by credit rating agencies, and current and reasonable and supportable forecasts of economic conditions in estimating customers’ probability of default, exposure at default and estimated loss given default. The Company collectively evaluates contract assets with similar industry risk and credit risk characteristics. In addition, the Company evaluates the collectability of contract assets on an individual basis when they no longer have similar risk characteristics to determine if any are deemed uncollectible. Contract assets are written off against the allowance for credit losses when deemed uncollectible.

(e) Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount, net of an ACL, and do not bear interest. Amounts collected on trade accounts receivable are included in the net cash provided by operating activities in the consolidated statements of cash flows. The payment terms are governed by the contract signed with the clients and are in the range of 30 days to 90 days. The Company also evaluates the creditworthiness of clients as necessary, as described above.

(f) Revenue recognition

The Company earns revenue primarily from the licensing of BIOS or UEFI firmware products and Baseboard Management Controller (BMC) solutions and providing support services to ODMs, OEMs, and CSPs. In addition, Company generates revenue from the sale of hardware products and other professional software engineering services.

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

Pursuant to ASC 606, Revenue from Contracts with Customers, the Company recognizes revenue at the time of transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Under this standard, revenue is based on a contract with a determinable transaction price and distinct performance obligations with probable collectability. Revenues cannot be recognized until the performance obligation(s) are satisfied and control is transferred to the customer. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract and recognizing revenue when the performance obligations have been satisfied. Revenue is recognized net of any taxes collected, which are subsequently remitted to governmental authorities.

i. License revenue

The Company generates revenue from the license of BIOS/UEFI, BMC, or other firmware product source codes embedded in a silicon vendor’s chipset to OEMs, ODMs and CSPs under non-cancelable agreements provided for a finite term. These arrangements are entered into during various stages of the development phase of the chipsets that the firmware is embedded in and provide the customer with access to the Company’s firmware source code for their own product development purposes. The contracts include maintenance and support services to develop and customize the source code for the customers’ needs. These arrangements include the obligation to stand ready to provide frequent updates and enhancements based on changes required by the silicon vendor, the operating system provider, or the customer. The fees for license, maintenance and support services are fixed and invoiced in advance annually or per the terms of the agreement.

Certain license arrangements include sales or usage-based royalties in exchange for the right to distribute products that include the chipsets that are embedded with the Company’s firmware source code. These royalties are based on a price per unit sold and are typically variable consideration in nature. In certain arrangements, a minimum volume of royalties are guaranteed over the course of the contract, which represents fixed consideration. Royalty fees are typically billed quarterly based on reporting from the customer regarding sales and usage quantities.

Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together requires significant judgment. The Company has concluded that (1) the licenses to access and distribute our source code in these contracts are not distinct from our obligation to provide unspecified updates to the source code throughout the license term, because those promises represent inputs to a single, combined performance obligation, and (2) the rights to unspecified updates and enhancements are accounted for as part of the single performance obligation that includes the licenses, updates, and technical support, because such rights are provided for the same period of time and have the same time-based pattern of transfer to the customer. In reaching this conclusion, the Company has considered the nature of the obligation to customers, which is to provide an ongoing right to use the most up-to-date version of the firmware that protects the product from security, compatibility and operability issues due to changes in the hardware and operating systems over time. The Company is required to provide on-going services to maintain the proper security, compatibility and operability of the licensed source code within those chipsets so that the products continue to function to the customer’s standards.

Due to the significance and criticality of the software updates and enhancements provided during the maintenance term, the license, update and support services are not distinct in the context of the contract and are considered a single performance obligation whose fixed consideration is recognized on a straight-line basis over the term of the contract, consistent with the pattern of transfer.

To the extent the royalties are variable in nature, given that they relate to the license of intellectual property and the license of intellectual property is the predominant item to which the royalty relates, we recognize sales- or usage-based royalties at the later of when the sale or usage occurs or the performance obligation is satisfied or partially satisfied.

ii. Professional services revenue

Time and material contracts

Revenue generated from time-and-material based contracts is recognized as the related services are performed. The Company’s right to consideration corresponds directly with the value to the customer of the entity’s performance completed to date. As such, the Company recognizes revenue in the amount to which the entity has a right to invoice for those services performed, in accordance with the practical expedient in ASC 606-10-55-18.

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

Fixed price contracts

Revenue generated from fixed price contracts where performance obligations and control are satisfied over a period of time like technology integration, system implementations and application development is recognized based on progress toward completion of the performance obligation using a percentage - of - completion (POC) method; efforts or costs expended have been used to measure progress toward completion as there is a direct relationship between input and productivity. Any revision in the estimate of costs/hours to complete would result in an increase or decrease in revenue and such changes are recorded in the period in which they are identified. Contract losses are determined to be the amount by which the estimated direct and incremental cost to complete exceeds the estimated future revenues that will be generated by the contract. These losses are included in research and development and support expenses and recorded in accrued expenses and other current liabilities.

iii. Hardware revenue

The Company sells backplane controllers, MegaRAC development kits, and AST boards with BMC chips to OEM and ODM customers. The Company recognizes revenue when control of the promised goods transfers to a customer, based on the shipping terms defined in purchase orders, in an amount that reflects the consideration which the Company expects to be entitled in exchange for transferring those products. Such contracts do not include a significant financing component.

Shipping and handling costs associated with outbound freight, after control over a product has transferred to a customer, are accounted for as a fulfillment cost and are included in other operating expenses as incurred.

The Company adjusts the amounts of revenue for expected sales allowances, returns and claims based upon historical experience, however, these amounts are immaterial.

iv. Contracts with Multiple Performance Obligations

When a sales arrangement contains multiple performance obligations, such as services, hardware and license of software or combinations of each of them, revenue for each element is based on a five step approach as defined above. To the extent a contract includes multiple promised deliverables, judgment is applied to determine whether promised deliverables are capable of being distinct and are distinct in the context of the contract. If these criteria are not met, the promised deliverables are accounted for as a combined performance obligation. For arrangements with multiple distinct performance obligations or series of distinct performance obligations, consideration is allocated among the performance obligations based on their relative standalone selling price. Standalone selling price is the price at which Company would sell a promised good or service separately to the customer.

The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors, including the value of its contracts, the software services sold, customer size and complexity, and the number and types of users under the contracts.

Costs to obtain customer contracts

The Company has adopted the practical expedient to expense costs to obtain a contract if the amortization period for the assets that the Company otherwise would have recognized is one year or less. These costs incurred are immaterial to the consolidated financial statements.

Contract assets and liabilities

Contract assets primarily represent revenue earnings over time for which the Company does not presently have an unconditional right to payment (generally not yet billable) based on the terms of the contracts. Contract assets are reported net of expected credit losses.

Contract liabilities consist of amounts invoiced or paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria.

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

Contract assets and contract liabilities are reported in a net position on an individual contract basis at the end of each reporting period. Contract assets are classified as current in the consolidated balance sheet when the Company expects to complete the related performance obligations and invoice the customers within one year of the balance sheet date, and as long-term when the Company expects to complete the related performance obligations and invoice the customers more than one year out from the balance sheet date. Contract liabilities are classified as current in the consolidated balance sheet when the revenue recognition associated with the related customer payments and invoicing is expected to occur within one year of the balance sheet date and as long-term when the revenue recognition associated with the related customer payments and invoicing is expected to occur in more than one year from the balance sheet date.

(g) Inventories

Inventories primarily represent items of finished goods / hardware that are procured to fulfill customer contracts. Inventory is stated at the lower of cost and net realizable value. Cost is determined by using the first-in, first-out method (FIFO) for all inventories. Inventory valuation reserves for obsolete and slow-moving inventory are estimated based on a detailed analysis of inventory aging, historical usage trends, and expected future demand.

(h) Property and equipment

Property and equipment represent the costs of furniture and fixtures, office equipment, computer equipment and networking equipment, and leasehold improvements. Cost also includes any costs necessarily incurred to bring the asset to the condition and location necessary for its intended use.

Property and equipment are stated at cost, less accumulated depreciation and impairment losses. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives as follows:

Asset description	Asset life (in years)

Computer and networking equipment	3 to 5
Furniture, fixtures, and office equipment	5
Leasehold improvements	Lower of lease term or the estimated useful life of the improvement (ranging from 2 to 12 years)

Leasehold improvements related to office facilities are depreciated over the shorter of the lease term or the estimated useful life of the improvement.

Subsequent expenditure related to property and equipment which is deemed to extend the useful economic life of an asset are capitalized. Maintenance and repairs that do not improve efficiency or extend the estimated economic life of an asset are expensed as incurred. The gain or loss on disposal/write off of an item of property and equipment (calculated as the difference between the carrying amount of the item and net proceeds from disposal) is recognized in the consolidated statements of operations under the caption ‘other (income), net’.

(i) Leases

A lease is a contract that contains right to control the use of an identified asset for a period of time in exchange for consideration. The Company is a lessee in operating leases for office space and accommodation for certain of its employees. The Company accounts for leases in accordance with Topic 842, Leases.

Right-of-use assets (ROU assets) represent the Company’s right to control the underlying assets under lease, and the lease liability is the obligation to make the lease payments related to the underlying assets under lease. ROU assets are recognized on the lease commencement date and measured initially based on the lease liability adjusted for any initial direct costs, prepaid rent, and lease incentives. ROU assets are depreciated over the lease term or useful life of the right-of-use asset, whichever is less.

Subsequently, ROU assets are measured at cost less any accumulated depreciation, accumulated impairment losses, if any, and adjusted for any remeasurement of the lease liability.

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

The lease liabilities are initially measured at the present value of the unpaid lease payments discounted using the Company’s local incremental borrowing rate. The lease payments included in the measurement of the lease liabilities are comprised of fixed payments less any lease incentives, variable lease payments that depends on an index or a rate, the exercise price of a purchase option if the Company is reasonably certain to exercise the option, and any payment of penalties for terminating the lease, if the lease term reflects the Company exercising an option to terminate the lease. The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability, reducing the carrying amount to reflect the lease payments made and remeasuring the carrying amount to reflect any reassessment or modification, if any.

The Company monitors events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the ROU asset is reduced to zero and the remainder of the adjustment is recorded in profit or loss.

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are presented as operating expense in the Company’s consolidated statements of operations in the same line item as expense arising from fixed lease payments (operating leases).

The Company has elected to not recognize leases with a lease term of 12 months or less in the consolidated balance sheets and lease costs for those short-term leases are recognized on a straight-line basis over the lease term in the consolidated statements of operations.

For all asset classes, the Company has elected the lessee practical expedient to combine lease and non-lease components and account for the combined unit as a single lease component in case there is no separate payment defined under the contract.

Operating lease right-of-use assets are presented as operating lease right of use assets on the consolidated balance sheets. The current portion of operating lease liabilities is included in current portion of operating lease liabilities, and the long-term portion is presented separately as operating lease liabilities, net of current portion on the consolidated balance sheets.

(j) Business Combination

The Company accounts for its business combinations under the acquisition method of accounting. The Company records the assets acquired and liabilities assumed, including any contingent consideration, based on their estimated fair values at the date of acquisition. The excess of the purchase price for acquisitions over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill.

While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, the estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill.

Upon the conclusion of the measurement period, any subsequent adjustments are recorded to the Company’s consolidated statements of operations.

Identifiable intangible assets acquired in a business combination are recognized separately from goodwill when they meet the contractual-legal or separability criteria and are measured at acquisition-date fair value.

Transaction costs are acquisition-related expenses that the acquirer incurs to affect a business combination. These costs include finder’s fees; advisory, legal, accounting, valuation, and other professional or consulting fees; general administrative expenses; and the costs of registering and issuing debt and equity securities. The Company accounts for acquisition-related costs as expenses in the periods in which the costs are incurred and the services are received, except for equity and debt issuance costs.

During 2024, transaction costs incurred by the Acquirer that were contingent upon the consummation of the Acquisition have been recorded in the Successor Period. Acquisition-related expenses incurred by the acquiree prior to acquisition are recorded in the Predecessor Period consolidated statement of operations.

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

The costs of issuing debt or equity securities are recognized in accordance with other applicable standards. Debt issuance costs are reported in the consolidated balance sheet as a direct deduction from the face amount of that debt.

(k) Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Our goodwill is contained within two reporting units, which are our product lines: Boot Firmware (“BFG”) and Manageability and Security (“MSG”). Goodwill is not amortized but is instead tested for impairment annually during the fourth quarter and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. When evaluating whether goodwill is impaired, we make a qualitative assessment to determine if it is more likely than not that a reporting unit’s fair value is less than the carrying amount. If the qualitative assessment determines that it is more likely than not that the fair value of a reporting unit is less than the carrying amount, the fair value of a reporting unit is compared with its carrying value (including goodwill). If the fair value of a reporting unit is less than its carrying value, then goodwill impairment exists for that reporting unit. The impairment loss, if any, is recognized for the amount by which the carrying value exceeds the fair value. If the fair value of a reporting unit exceeds its carrying value, no further impairment analysis is needed. Based on our annual qualitative impairment test, we concluded that it is not more likely than not that the fair value of each reporting unit is less than its carrying amount.

(l) Intangible assets

The identifiable intangible assets acquired consist primarily of trademarks, developed technology, and customer relationships. The trademarks and developed technology have been fair valued, based on the ‘relief from royalty’ method. The relief-from-royalty method is a variation of an income approach that measures the fair value of an asset using a cost-savings concept. This is based on the notion that, if the entity did not own the asset, it would pay a royalty to a third party for the right to use that asset. Therefore, the value of the asset is the fair value of the cost savings of not paying a royalty to a third party.

Customer relationships were valued using the multi-period excess earnings method, which estimates fair value based on the present value of the after-tax cash flows attributable to existing customer relationships after deducting contributory asset charges associated with supporting assets.

The Company also capitalizes certain technology-related development costs incurred in connection with developing technology when the initial design phase is completed and commercial and technological feasibility has been established. Any development cost incurred before technological feasibility is established is expensed as incurred as research and development and support expenses. Technological feasibility is established upon completion of a detailed design program or, in its absence, completion of a working model. Capitalized technology costs include only (i) external direct costs of materials and services utilized in developing or obtaining software and technology and (ii) compensation and related benefits for employees who are directly associated with the project. These capitalized technology-related development costs are included in intangible assets.

Costs incurred in connection with developing or obtaining software or technology for sale to customers which are under development and not put to use are disclosed under “intangible assets under development.”

Intangible assets with definite lives are amortized over the estimated useful lives and are reviewed for impairment, if indicators of impairment arise. The evaluation of impairment is based upon a comparison of the carrying amount of the intangible asset with the estimated future undiscounted net cash flows expected to be generated by the asset. If estimated future undiscounted cash flows are less than the carrying amount of the asset, the asset is considered impaired. The impairment expense is determined by comparing the estimated fair value of the intangible asset to its carrying value, with any shortfall from fair value recognized as an expense in the current period. The intangible assets with definite lives are amortized over the estimated useful lives of the assets as under:

Asset description	Asset life (in years)
Developed technology	10
Customer relationships	10
Trademarks	15

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

(m) Impairment of long-lived assets

The Company evaluates its held-and-used long-lived assets for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group (collectively, the “asset group”) may not be recoverable. The Company measures the recoverability of the asset group by comparing the carrying amount of such asset group to the future undiscounted cash flows it expects the asset group to generate. If the Company considers the asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset group exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. There has been no impairment during the period ended June 30, 2026, and the year ended December 31, 2025.

(n) Cash and cash equivalents

Cash and cash equivalents primarily represent cash and money market instruments in bank accounts. The Company considers all highly liquid investments and short-term deposits with an original maturity of three months or less, when purchased, to be cash equivalents.

Restricted cash

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal due to a contractual agreement with a lender for the repayment of borrowings.

The position of cash and cash equivalents and restricted cash as of Balance Sheet Date, is as follows:

	As of June 30, 2026	As of December 31, 2025
Cash and bank balances	$30,274,536	$37,775,933
Restricted cash – current	2,184,514	17,628
Restricted cash – non-current	28,133	19,855

Total	$32,487,183	$37,813,416

(o) Income taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their tax bases and for all operating loss and tax credit carryforwards, if any. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in the consolidated statements of operations in the period that includes the enactment date. If it is determined that it is more likely than not that future tax benefits associated with a deferred income tax asset will not be realized, a valuation allowance is recorded.

The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax expense would increase or decrease in the period in which the assessment is changed.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured as the largest amount that is greater than 50 percent likely of being realized upon settlement.

The Company follows the specific identification approach for releasing stranded tax effects from accumulated other comprehensive income (“AOCI”) upon recognition of these AOCI items in the consolidated statements of operations.

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

(p) Employee benefits

Contributions to defined contribution plans are charged to consolidated statements of operations in the period in which services are rendered by the covered employees. Current service costs for defined benefit plans are accrued in the period to which they relate. The liability in respect of defined benefit plans is calculated annually by the Company using the projected unit credit method. Prior service cost, if any, resulting from an amendment to a plan is recognized and amortized over the remaining period of service of the covered employees.

The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, compensation increases and turnover rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in other comprehensive income (loss) and amortized to net periodic cost over future periods using the corridor method. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

(q) Share-based payment transactions

The Company recognizes and measures compensation expense for all share-based awards based on the grant date fair value. The Company determines fair value attributable to respective classes of shares using an option pricing model. The model allocates fair value to the respective classes of shares using a waterfall model stipulated under the equity arrangement of shareholders. During the period ended June 30, 2026 and the year ended December 31, 2025, the grant date fair value for option awards was determined using the Monte Carlo Option Pricing Model, whereas for the Predecessor period, the grant date fair value for option awards was determined using the Black-Scholes model.

The fair value determined at the grant date is expensed over the vesting period of the share-based awards. Share-based compensation recognized in the consolidated statements of operations is based on awards that are ultimately expected to vest. If the vesting is based on a contingent event which is considered not probable, related costs are recognized only when such event is consummated.

The Company accounts for forfeitures when they occur. Consequently, compensation cost previously recognized for an employee share option is reversed in the period in which forfeiture of the award occurs. Previously recognized compensation cost is not reversed if an employee share option for which the requisite service has been rendered expires unexercised.

With respect to modifications, the incremental impact of an increase in fair value is charged to the consolidated statements of operations on the date of modification if the vesting period is complete, and over the remaining vesting period where the vesting period is not complete.

(r) Commitments and contingencies

The Company records a liability for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources when it believes that it is both probable that a loss has been incurred and the amount can be reasonably estimated. If it determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the same is disclosed as possible loss in the accompanying notes to the consolidated financial statements.

The Company reviews the developments in contingencies that could affect the amount of the provisions that have been previously recorded, and the matters and related reasonably possible losses disclosed. Adjustments are made to provisions and changes to corresponding disclosures accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. Significant judgment is required to determine both the probability and the estimated amount of loss. These estimates are based on an assessment of the facts and circumstances at each balance sheet date and are subject to change based on new information and future events.

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

(s) Financial instruments and significant customers

Financial instruments that potentially subject the Company to concentration on credit risk are reflected principally in cash and cash equivalents, contract assets and accounts receivable. The Company evaluates the concentration of risk with respect to its receivable accounts and contracts to be low, as the Company does not foresee any significant credit risk attached to receivables from customers owing to their past payment history and stable financial conditions. Revenues from one customer represented approximately $10.2 million, which is approximately 10% of the total revenue for the Period ended June 30, 2026, and approximately $12.7 million, which is approximately 14% of the total revenue for the Period ended June 30, 2025, are reported within revenue.

(t) Fair value measurements

The Company holds financial instruments that are measured at fair value or fair value is used for disclosure purposes. Fair value is determined in accordance with a fair value hierarchy that prioritizes the inputs and assumptions used, and the valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described as follows:

Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and placement within the fair value hierarchy levels. The Company determines the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability.

The fair value of the Developed Technology and Trademarks was determined as $89,000,000 and $12,400,000 respectively using the relief-from-royalty method and classified in Level 3 of the fair value hierarchy. The fair value of the assets was estimated based on the present value of the royalty payments that the acquirer saves by owning the asset, based on a market participant royalty rate. This approach includes management estimating revenues expected to be generated over the expected useful life of the assets, which requires significant judgment and has significant uncertainty associated with it. In addition, the Company determines the appropriate discount rate to apply to the cash flows and calculates a tax amortization benefit. Under this approach, a royalty rate of 1% and 15% was used for Trademarks and Developed Technology, respectively and the cash flows were discounted using a rate of 11%. The fair value of customer relationships was determined to be $ 316,400,000 using the multi-period excess earnings method and was classified within Level 3 of the fair value hierarchy. The valuation was based on the present value of after-tax cash flows attributable to existing customers, after deducting contributory asset charges, and incorporated an annual customer-retention factor of 95.0% and a discount rate of 11.0%. These assumptions require significant management judgment and have significant uncertainty associated with it. (see note 3 for further discussion)

(u) Expenses

Set forth below is a brief description of the components of the Company’s expenses:

i.   Cost of product

Cost of product consists primarily of the cost of computer hardware sold in fulfilling customer contracts. Such costs are recognized in the period in which the related revenue is recognized.

ii.   Cost of services (exclusive of depreciation and amortization)

Cost of services consists primarily of personnel-related costs, and other direct costs associated with providing support services and fulfilling customer contracts. Such costs are recognized in the period in which the related revenue is recognized. Cost of services excludes depreciation of capitalized software and amortization of developed technology of $1,817,980 for the period ended June 30, 2026, and $1,907,439 for the period ended June 30, 2025.

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

iii.   Research and development expenses

Research, development expenses primarily consist of personnel and other direct costs pertaining to the operation and monitoring of software product development and providing support services which are directly related to providing services that generate revenue and support operations of the Company. All research and development costs are expensed as incurred, with the exception of certain technology-related development costs.

iv.   Selling, general and administrative expenses

Selling, general and administrative expenses include payroll and related costs for corporate, finance, legal, business development, supply chain management and other support staff including bonus and share-based compensation expenses, professional fees, allowance for credit losses and other corporate expenses.

(v)	Recently issued accounting pronouncements

Recently Adopted

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which provides an exception to fair value measurement for contract assets and contract liabilities related to revenue contracts acquired in a business combination. The ASU requires an entity (acquirer) to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. The ASU is effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022 and is applied to business combinations occurring on or after the effective date. The Company adopted this ASU effective January 1, 2023.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The Company adopted ASU 2023-09 prospectively for the year ended December 31, 2025. The amendments require consistent categories and greater disaggregation in the income tax rate reconciliation and disclosure of income taxes paid, net of refunds received, disaggregated by federal, state, and foreign jurisdictions. Prior periods continue to be presented under the previous disclosure requirements. The adoption affected disclosures and did not affect amounts recognized in the consolidated financial statements.

In March 2024, the FASB issued ASU 2024-01, Compensation-Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. This ASU adds an illustrative example to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards should be accounted for in accordance with Topic 718. ASU 2024-01 is effective for the Company’s annual reporting periods beginning after December 15, 2024. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The adoption of ASU 2024-01 did not have a material effect on its consolidated financial statements.

In March 2024, the FASB issued ASU 2024-02, Codification Improvements – Amendments to Remove References to the Concepts Statements. This ASU removes references to various FASB Concepts Statements to simplify the Codification and draw a distinction between authoritative and non-authoritative literature. ASU 2024-02 is effective for the Company’s annual reporting periods beginning after December 15, 2024. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Company adopted this ASU effective January 1, 2025 and there has been no material effect on its consolidated financial statements.

Effective in Future Years

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements – Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The ASU modifies the disclosure or presentation requirements of a variety of Topics in the Codification to align with the Securities and Exchange Commission (“SEC”)’s regulations. The ASU also makes those requirements applicable to entities that were not previously subject to the SEC’s requirements. The ASU is effective for the Company two years after the effective date to remove the related disclosure from Regulation S-X or S-K. If the SEC has not removed the applicable disclosure requirement by June 30, 2027, the related amendment will not become effective for any entity and will be removed from the Codification. As of the date these consolidated financial statements have been made available for issuance, the SEC has not yet removed any related disclosure. The Company does not expect the adoption of ASU 2023-06 to have a material effect on its consolidated financial statements.

AMI TopCo, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the period ended June 30, 2026, and the year ended December 31, 2025

In November 2024, the FASB issued ASU 2024-04, Debt – Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. This ASU clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as induced conversions. ASU 2024-04 is effective for the Company’s annual reporting periods beginning after December 15, 2025. Adoption is either with a prospective method or a retrospective method of transition that is retrospective to the later of the beginning of earliest period presented and the date the entity adopted ASU 2020-06. Early adoption is permitted for all entities that have adopted ASU 2020-06. The Company does not expect the adoption of ASU 2024-04 to have a material effect on its consolidated financial statements.

In May 2025, the FASB issued ASU 2025-04, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer. This ASU clarifies the accounting for share-based consideration payable to a customer, including the interaction between the guidance in Topic 606 and Topic 718. The amendments clarify that the variable consideration constraint guidance in Topic 606 should not be applied to share-based consideration that is measured and classified under Topic 718 and provide additional guidance to improve consistency in accounting for such arrangements. ASU 2025-04 is effective for the Company’s annual reporting periods beginning after December 15, 2026. Adoption is permitted using either a modified retrospective method or a retrospective method of transition. Early adoption is permitted. The Company does not expect the adoption of ASU 2025-04 to have a material effect on its consolidated financial statements.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The ASU provides a practical expedient that permits an entity to assume that current economic conditions as of the balance sheet date do not change for the remaining life of the asset. Further, the ASU allows an entity, other than a public business entity, that elects the practical expedient to make an accounting policy election to consider collection activity after the balance sheet date when estimating expected credit losses. ASU 2025-05 is effective for the Company for annual periods beginning after December 15, 2025. The ASU is applied prospectively and early adoption is permitted. The Company does not expect the adoption of ASU 2025-05 to have a material effect on its consolidated financial statements.

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. The ASU amends the criteria for when an entity is required to start capitalizing costs for internal use of software. The ASU is effective for the Company for annual periods beginning after December 15, 2027. Adoption is on either a prospective, modified retrospective, or a fully retrospective basis. Early adoption is permitted. The Company is currently evaluating the effect that adoption of ASU 2025-06 will have on its consolidated financial statements.

AMI TopCo, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3	Prepaid expenses and other current assets

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Prepaid expenses and other current assets consist of the following:
Prepaid expenses	$2,508,417	$2,118,236
Other current assets	228,004	296,161
Indirect tax receivable	628,340	456,004

	$3,364,761	$2,870,401

4	Property and equipment, net

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
The components of property and equipment, net were as follows:
Computer and networking equipment	$7,795,341	$7,388,561
Furniture, fixtures and office equipment	1,089,415	668,877
Leasehold improvements	5,086,426	3,582,054
Software	1,067,288	1,117,613
Less: accumulated depreciation and amortization	(9,465,387)	(8,969,011)

Property and equipment, net	$5,573,083	$3,788,094

Depreciation expense was $1,250,746 and $1,073,218 for the six months ended June 30, 2026, and June 30, 2025, respectively.

5	Intangibles, net and Goodwill, net

Intangibles, net

	June 30, 2026
	Gross carrying amount	Accumulated amortization	Net carrying amount
		(Unaudited)
The components of intangibles, net were as follows:
Developed technology	$89,000,000	$15,133,899	$73,866,101
Trademarks	12,400,000	1,405,696	10,994,304
Customer relationships	316,400,000	54,053,480	262,346,520

Total	$417,800,000	$70,593,075	$347,206,925

	December 31, 2025
	Gross carrying amount	Accumulated amortization	Net carrying amount
		(Audited)
Developed technology	$89,000,000	$10,722,892	$78,277,108
Trademarks	12,400,000	995,984	$11,404,016
Customer relationships	316,400,000	38,298,762	$278,101,238

Total	$417,800,000	$50,017,638	$367,782,362

Amortization expense was $20,575,437 and $20,575,437, for the six months ended June 30, 2026 and June 30, 2025, respectively. The weighted average remaining amortization for the intangibles as of June 30, 2026 is 8.43 years, and as of December 31, 2025 was 8.93 years. There has been no impairment recorded during the six months ended June 30 2026.

The estimated amortization expense schedule for intangible assets based on current balance is as follows:

Year ending December 31,
2026	20,916,467
2027	41,491,904
2028	41,605,580
2029	41,491,904
2030	41,491,904
Thereafter	160,209,166

347,206,925

Goodwill	June 30 , 2026	December 31, 2025
	(Unaudited)	(Audited)
Goodwill	$211,887,395	$211,887,395
Less: impairment on goodwill	—	—

Goodwill	$211,887,395	$211,887,395

As described in Note 2(k), Goodwill is tested for impairment annually during the fourth quarter and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. There has been no impairment recorded during the year ended December 31, 2025, for the Successor Period ended December 31, 2024 and Predecessor Period ended October 17, 2024.

As of December 31, 2025, $64,826,274 of the intangible assets and $62,262,993 of the goodwill are deductible for tax purposes.

AMI TopCo, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

6	Borrowings

On October 17, 2024, the Company entered into a comprehensive credit agreement (‘Credit Agreement’) to avail a term loan amounting to $275,000,000 and revolver line of credit amounting to $40,000,000 from “Bain Capital Credit, LP”. Borrowings under the Credit Agreement bear interest at London Interbank Offered Rate or Secured Overnight Financing Rate (SOFR) or Alternate Base Rate (ABR) plus an applicable margin (5.07% as of December 31, 2025). The Credit Agreement is secured by substantially all assets.

The debt issuance cost for the term loan facility of $275,000,000 was $8,405,864 (including $3,150,000 in fees due to an affiliate of Thomas H. Lee Partners, the owner of AMI TopCo, Inc.) which will be amortized using the effective interest method over a period of seven (7) years.

Short-term borrowings

There is no outstanding balance of the revolver line of credit as of June 30, 2026. The unutilized amount of the revolver facilities is $40,000,000 as of June 30, 2026.

The debt issuance cost for the revolver line of credit of $40,000,000 was $1,222,671 which will be amortized over a period of seven (7) years using the straight-line method.

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Term-loan from bank	$271,562,500	$272,937,500
Revolver loan	—	—

	271,562,500	272,937,500

Less: current portion of long-term debt	(2,750,000)	(2,750,000)
Less: Total deferred financing costs (Non current)	(5,894,164)	(6,579,682)
Less: Total deferred financing costs (current)	(1,382,399)	(1,382,399)

Total debt, excluding current maturities and deferred financing costs	$261,535,937	$262,225,419

Maturities of long-term debt outstanding, in principal amounts, at June 30, 2026 are summarized below

Year	Total Principal Repayment
2026	$1,375,000
2027	2,750,000
2028	2,750,000
2029	2,750,000
2030	2,750,000
Thereafter	259,187,500

$271,562,500

7	Accrued expenses and other current liabilities

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Accrued expenses and other current liabilities consists of the following:
Sales tax and other taxes payable	$520,687	$621,052
Accrued liabilities and expenses	3,670,535	3,330,999
Accrued interest	4,911,147	5,002,695
Employee related payables	8,742,818	14,869,761
Current portion of liability for pension benefits	34,779	159,900

	$17,879,966	$23,984,407

AMI TopCo, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

8	Other liabilities

	June 30, 2026	December 31, 2025

	(Unaudited)	(Audited)
Long term accrued liabilities and expenses		—
Long term employee related payables	$436,036	$416,498
Long term portion of liability for pension benefits	1,574,010	1,738,309

	$2,010,046	$2,154,807

9	Leases

The Company has leased buildings, vehicles, furniture and fixtures, leased lines, computer equipment from various lessors. The components of lease are as summarized below:

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025

	(Unaudited)
Operating lease cost	$1,691,250	$1,383,494
Short term lease cost	67,490	162,484

Total lease cost	$1,758,740	$1,545,978

Included in ‘Cost of revenue’, ‘Research and Development and Support Expenses’ and ‘Selling, General and Administrative Expenses’ in the consolidated statements of operations are amounts of $723,217, $670,625 and $364,898 for the six months ended June 30, 2026, and $652,463, $570,844 and $322,671 for the six months ended June 30, 2025, respectively.

Amounts reported in the consolidated balance sheets as of June 30, 2026 and December 31, 2025 were as follows:

	June 30, 2026	December 31, 2025

	(Unaudited)	(Audited)
Operating leases:
Operating lease right-of-use assets	$12,267,275	$9,050,598

Operating lease liabilities	12,949,550	9,435,171

Current	1,908,873	2,071,424
Non-current	$11,040,677	$7,363,747

Other Information

	June 30, 2026	December 31, 2025

	(Unaudited)	(Audited)
Weighted average remaining lease term - operating leases	6.33 years	4.72 years
Weighted average discount rates - operating leases	8.05%	7.72%

Cash paid for amounts included in the measurement of lease liabilities

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025

	(Unaudited)
Operating cash outflows from operating leases	$1,368,698	$1,416,557

The following table presents a maturity analysis of expected undiscounted cash flows for operating leases on an annual basis for the next five years and thereafter.

Year ending December 31, 2026	$1,394,365
2027	2,904,063
2028	2,730,586
2029	2,159,339
2030	2,200,860
Thereafter	5,780,768

Total	17,169,981

Imputed interest	(4,220,431)

Total lease liability	$12,949,550

AMI TopCo, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

10	Share-Based Compensation

AMI TopCo, Inc., a Delaware corporation, established a stock incentive plan known as “2024 Equity Incentive Plan” intended to promote the long-term growth and profitability of the Company and its subsidiaries by providing those persons who are involved in the Company’s and its subsidiaries’ growth with an opportunity to acquire an ownership interest in the Company, thereby encouraging such persons to contribute to and participate in the success of the Company and its subsidiaries.

Under the Plan, the Company may make awards to present and future officers, directors, employees, consultants and other service providers of the Company or its subsidiaries as may be selected in the sole discretion of the Board of AMI TopCo, Inc.

The Board authorized and approved the “2024 Equity Incentive Plan” on December 2, 2024. The Plan authorizes grants to purchase up to 37,473 shares of Common stock with an exercise price of $1,000 per share.

The plan comprises of the following:

a) Service-based options

b) Performance-based options

a) Service-based options

Service-based options will be subject to time-vesting and will vest over a five (5) year period as follows:

i. twenty percent (20%) of the Service-based options shall vest on the first anniversary of the date of grant and

ii. an additional twenty percent (20%) will vest on each subsequent anniversary of the date of grant such that all service-based options shall be vested as of the fifth (5th) anniversary of the date of grant. To receive each year’s vesting, the employee must remain continuously employed by the Company (or its subsidiaries) from the grant date through each vesting date.

b) Performance-based options

Performance-based options will be subject to the time and performance-based vesting criteria both of which must be satisfied for such options to vest and become exercisable.

a) Time-Based Vesting. The time-based vesting criteria for the performance-based options will be subject to the same service vesting requirements as the service-based options

b) Performance-Based Vesting. The vesting of performance-based options is contingent upon the achievement of specific financial performance targets by the investor, as measured on the applicable measurement date. These targets are:

i. Investor IRR (Internal Rate of Return) must be at least 15%, and

ii. Investor MoM (Multiple on Money) must exceed 2.0.

If both conditions are met, the performance-based options will vest on a straight-line basis between 0% and 100%, depending on the level of MoM achieved.

- If MoM is less than 2.0: No performance-based options will vest.

- If MoM is exactly 3.0 or higher: 100% of the performance-based options will vest.

- If MoM is between 2.0 and 3.0: A proportional percentage of the performance-based options will vest, increasing linearly from 0% to 100%.

In addition to meeting these performance thresholds, the employee must have been continuously employed or providing services to the Company or its subsidiaries from the grant date through the applicable vesting date.

During the six months ended June 30 2026, the Company granted options to purchase 749 shares with an exercise price of $1,000 and a fair value of $482.32 for the service-based options and $418.39 for the performance-based options.

The Company uses company-specific historical data to estimate the expected term of the options, such as grantee option exercise and grantee post-vesting departure behavior. Separate groups of grantees that have similar historical exercise behaviour are considered separately for valuation purposes. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.

AMI TopCo, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The grant date fair value of each option award is estimated on the date of grant using the Monte Carlo option pricing model. The weighted average assumptions for the six months ended June 30, 2026 grants are provided in the following table

	Service-based options	Performance-based options
Valuation Assumptions
Expected dividend yield	0%	0%
Expected volatility	100.20%	108.50%
Expected term (years)	4 years	4 years
Risk-free interest rate	3.70%	3.70%

Stock option activity during the periods indicated is as follows:

	Service-based options			Performance-based options
	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Balance at December 31, 2025	11,880	$1,000	9.15 years	17,820	$1,000	9.15 years
Granted	300	$1,000		449	$1,000
Exercised	—	—		—	—
Forfeited	(181)	—		(336)	—
Expired	(45)	—		—	—

Balance at June 30, 2026	11,954	1,000	8.68 years	17,933	1,000	8.68 years

Vested and Exercisable at June 30, 2026	—			—

The weighted average grant-date fair value of options granted during the six months ended 30 June 2026 was $482.32 for service-based options and $418.39 for performance-based options.

A summary of the status of the Company’s nonvested employee options as of June 30, 2026 and changes during the six months ended June 30, 2026, is presented below:

	Service-based options		Performance-based options
Non Vested Shares	Number of Shares	Weighted-Average Grant-Date Fair Value	Number of Shares	Weighted-Average Grant-Date Fair Value
Balance at December 31, 2025	9,834	$458.44	17,820	$402.95
Granted	300	482.32	449	418.39
Vested	—	—	—	—
Forfeited	(181)	433.66	(336)	387.98
Expired	—	—	—	—
Balance at June 30, 2026	9,953	$459.61	17,933	$403.61

At June 30, 2026, there was $2.3 million of total unrecognized compensation cost related to nonvested stock options granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.47 years.

Probability of achievement of conditions attached to the vesting of performance-based option is not considered probable as at the reporting date and accordingly, no cost has been recognized with respect to performance-based options.

11	Income Taxes

We are subject to federal and state income tax as well as income tax in the foreign jurisdictions in which we operate.

For the first six months of fiscal 2026 and 2025, we recorded an income tax benefit of $3.2 million and $2.4 million, respectively. The difference between the U.S. federal statutory tax rate of 21% and our effective tax rates for six months ended June 30, 2026 resulted primarily from the impact of foreign income taxes and the research and development credit. The difference between the U.S. federal statutory tax rate of 21% and our effective tax rates for six months ended June 30, 2025 resulted primarily from the impact of foreign income taxes and the research and development credit.

AMI TopCo, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

12	Revenue from contract with customers

The following table presents the Company’s revenue disaggregated based on performance obligations:

	For the six months ended June 30, 2026	For the six months ended June 30, 2025
	(Unaudited)
License (including maintenance, royalty and labels)	$66,502,548	$49,785,769
Professional services	21,670,019	27,630,327
Hardware	14,083,659	15,125,046

	$102,256,226	$92,541,142

As noted in Note 2(f), license revenue and certain professional service arrangements are recorded over time, while hardware revenues are recorded at a point in time.

The following table presents disaggregated revenue by product type for the following periods:

	For the six months ended June 30, 2026	For the six months ended June 30, 2025
	(Unaudited)
Boot Firmware Group (BFG)	$54,327,582	$50,262,976
Manageability Solution Group (MSG)	42,866,800	38,196,029
Hardware Engineering Group (HEG)	555,955	506,047
Security Software Group (SSG)	2,774,474	2,669,907
Cloud Service Group (CSG)	31,111	30,058
Meridian	1,700,304	876,125

	$102,256,226	$92,541,142

Contract balances

The following table provides information about contract liabilities from contract with customers:

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Contract liabilities - Current	$27,810,414	$25,209,733
Contract liabilities - Non current	5,147,833	4,777,140

	$32,958,247	$29,986,873

The following table provides information about accounts receivable and contracts assets from contract with customers:

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
Accounts receivable	$47,427,099	$33,569,635
Contract assets	3,588,087	9,570,148
Less: allowance for credit losses	(324,373)	(288,157)

	$50,690,813	$42,851,626

The above table reflects the information of contract liabilities, which have been disclosed as a separate caption in the consolidated balance sheets as of June 30, 2026 and as of December 31, 2025. The Contract liabilities include that portion of revenue for which payment has been received in advance from customers.

Revenue of $17,826,301 and $12,420,712 recognized during the period ended June 30,2026 and period ended June 30, 2025 respectively were included as part of the opening balance of contract liability.

As of June 30, 2026, the aggregate transaction price allocated to unsatisfied or partially unsatisfied performance obligations was $36,089,356. The Company expects to recognize approximately $23,709,997 within one year, $10,674,773 in one to two years, and $1,704,586 thereafter. The amount principally relates to fixed consideration under firmware license, update, maintenance and support arrangements and fixed-price professional service contracts.

The Company has elected the optional exemptions for contracts with an original expected duration of one year or less, performance obligations for which revenue is recognized in the amount the Company has a right to invoice, and sales- or usage-based royalties promised in exchange for licenses of intellectual property.

Increase in the Company’s contract liabilities balance during the period is a result of normal business activity and not materially impacted by any other factors.

AMI TopCo, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

13	Finance cost

	For the six months ended June 30, 2026	For the six months ended June 30, 2025
	(Unaudited)
Finance cost consists of the following:
Interest expense:
Long-term loan	$12,033,096	$12,913,429
Revolver loan	—	333,210
Bank charges and other	809,698	796,848
Interest income:
Fixed deposits	(80,756)	(41,309)

Interest expense, net	$12,762,038	$14,002,178

14	Other (income), net

	For the six months ended June 30, 2026	For the six months ended June 30, 2025
	(Unaudited)
Other (income) consists of the following:
Foreign exchange gain, net	$(342,254)	$765,806
Miscellaneous income	(33,704)	(109,645)

	$(375,958)	$656,161

15	Related Party Transactions

The Company has entered into the following transactions with related parties.

During the year 2024, the Company entered into an advisory agreement with Thomas H. Lee Partners, the new majority partner in the Parent entity of the Company. Thomas H. Lee Partners provides financial advisory and management consulting services, and the Company is obligated to reimburse all reasonable, documented, and out-of-pocket fees and expenses. For the period ended 30 June 2026, the Company incurred fees of $ 765,406 recorded in Selling, general and administrative expenses and $ 88,317 as reimbursement of travel expenses in the accompanying consolidated statement of operations. For the period ended 30 June 2025, the Company incurred fees of $521,271 recorded in Selling, general and administrative expenses and $160,718 as reimbursement of travel expenses in the accompanying consolidated statement of operations.

16	Commitments and contingencies Legal proceedings

The Company and its subsidiaries are involved in certain claims and legal actions arising in the ordinary course of business. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

17	Equity share capital

The authorized capital stock of the Company consists of (i) 400,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of which, 337,255.53 shares are issued and outstanding and (ii) 1,000 shares of undesignated preferred stock, par value $0.01 per share (the “Company Preferred Stock”) none of which are issued and outstanding. The Company Common Stock consists of 360,000 shares of series A common stock (the “Series A Common Stock”), of which, 337,185.40 shares are issued and outstanding and 40,000 shares of series B common stock (the “Series B Common Stock”), 70.13 of which are issued and outstanding. Series A and Series B Common Stock participate equally in dividends and liquidation distributions on a per-share basis; however, voting rights are held exclusively by holders of Series A Common Stock, with one vote per share. Series B Common Stock does not carry any voting rights.

18	Subsequent events

In accordance with accounting standards, the Company has evaluated subsequent events through October 13, 2026, the date the consolidated financial statements were available for issuance. On July 27, 2026, Lattice Semiconductor Corporation (“Lattice”) completed its acquisition of AMI TopCo, Inc. The acquisition was effected pursuant to the Agreement and Plan of Merger dated May 4, 2026 (the “Merger Agreement”) among Lattice, certain of its wholly owned subsidiaries, AMI TopCo, Inc., and THL AMI Aggregator, LP, acting solely in its capacity as representative of AMI’s security holders. Under the Merger Agreement, total consideration was approximately $1.6 billion of which approximately $1 billion was settled in cash and remaining in shares of Lattice common stock and restricted stock units, subject to adjustments as provided in the Merger Agreement. The entire outstanding debt including accrued interest amounting to $272.2 million with Bain Capital Credit LP, was paid on July 27, 2026 and the said facility stands fully settled upon acquisition of AMI TopCo, Inc. by Lattice. Accordingly, deferred financing cost amounting to $7.2 million in the respect of the credit facility from Bain Capital Credit LP, was fully amortized on July 27, 2026. Other than this event, the Company has concluded that there are no other subsequent events requiring recognition or disclosure have been incorporated in these consolidated financial statements.